Exhibit 99.2

CPS TECHNOLOGIES CORP.

Statements of Operations and Other Comprehensive Income (Loss) (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 27, 2025	December 28, 2024	December 27, 2025	December 28, 2024

Product sales	$8,208,041	$5,933,283	$32,596,314	$21,123,346

Cost of product sales	6,988565	6,204,808	27,306,955	21,241,984

Gross profit	1,219,476	(271,525)	5,289,359	(118,638)

Selling, general, and administrative expenses	1,318,163	1,047,459	4,845,385	4,262,290

Income (loss) from operations	(98,687)	(1,318,984)	443,974	(4,380,928)

Other income	123,680	45,134	238,664	286,979

Net income (loss) before income taxes	24,993	(1,273,850)	682,638	(4,093,949)
Income tax provision (benefit)	12,399	(278,697)	262,284	(958,500)

Net income (loss)	$12,594	$(995,153)	$420,354	$(3,135,449)
Other comprehensive income
Net unrealized gains (losses) on available for sale securities	(7,037)	(1,946)	(15,361)	15,500
Total other comprehensive income (loss)	(7,037)	(1,946)	(15,361)	15,500
Comprehensive income (loss)	5,557	(997,099)	404,993	(3,119,949)

Net income (loss) per basic common share	$0.00	$(0.07)	$0.03	$(0.22)

Weighted average number of basic common shares outstanding	17,996,884	14,525,960	15,286,097	14,522,513

Net income (loss) per diluted common share	$0.00	$(0.07)	$0.03	(0.22)

Weighted average number of diluted common shares outstanding	18,190,719	14,525,960	15,388,726	14,522,513

CPS TECHNOLOGIES CORP.
BALANCE SHEETS

(Unaudited)

	December 27,	December 28,
	2025	2024
ASSETS

Current assets:
Cash and cash equivalents	$4,466,198	$3,280,687
Marketable securities, at fair value	8,769,363	1,031,001
Accounts receivable-trade, net	5,235,307	4,858,208
Accounts receivable-other	380,948	177,068
Inventories, net	5,598,407	4,331,066
Prepaid expenses and other current assets	299,829	480,986
Total current assets	24,750,052	14,159,016
Property and equipment:
Production equipment	10,647,170	10,382,379
Furniture and office equipment	910,310	891,921
Leasehold improvements	997,830	997,830
Total cost	12,555,310	12,272,130
Accumulated depreciation and amortization	(10,877,927)	(10,377,756)
Construction in progress	459,671	108,874
Net property and equipment	2,137,054	2,003,248
Net intangible assets	21,778	-
Right-of-use lease asset	336,000	186,000
Deferred taxes, net	2,266,854	2,528,682
Total assets	$29,511,738	$18,876,946
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable, current portion	$-	$8,130
Accounts payable	3,363,233	3,053,712
Accrued expenses	907,910	913,279
Deferred revenue	238,044	172,429
Lease liability, current portion	162,000	160,000

Total current liabilities	4,671,187	4,307,550

Deferred revenue – long term	31,277	31,277
Long term lease liability	174,000	26,000

Total liabilities	4,876,464	4,364,827
Commitments & Contingencies
Stockholders’ Equity:
Common stock, $0.01 par value, authorized 20,000,000 shares; issued 18,132,767 and 14,661,487 shares; outstanding 17,988,634 and 14,525,960; at December 27, 2025 and December 28, 2024, respectively	181,320	146,615
Preferred stock, no shares issued or outstanding	–	–
Additional paid-in capital	50,295,019	40,580,387
Accumulated other comprehensive income	139	15,500
Accumulated deficit	(25,469,891)	(25,890,245)
Less cost of 144,133 and 135,527 common shares repurchased at December 27, 2025 and December 28, 2024, respectively	(371,313)	(340,138)

Total stockholders’ equity	24,635,274	14,512,119

Total liabilities and stockholders’ equity	$29,511,738	$18,876,946